AMERICAN BEACON FUNDS
220 East Las Colinas  Boulevard, Suite 1200
Irving, Texas 75039

June 19, 2015
VIA EDGAR
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Re:	Request for Acceleration American Beacon Funds – American Beacon Ionic Strategic Arbitrage Fund Post-Effective Amendment No. 223 (“PEA No. 223”) (File Nos. 033-11387 and 811-04984)

Ladies and Gentlemen:
Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA No. 223 to its registration statement on Form N-1A be accelerated to June 30, 2015.  The undersigned is aware of its obligations under the 1933 Act.
Very truly yours, AMERICAN BEACON FUNDS By: /s/ Gene L. Needles, Jr. Gene L. Needles, Jr. President

FORESIDE FUND SERVICES, LLC
Three Canal Plaza, Suite 100
Portland, Maine 04101
June 19, 2015
VIA EDGAR
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Re:	Request for Acceleration American Beacon Funds – American Beacon Ionic Strategic Arbitrage Fund Post-Effective Amendment No. 223 (“PEA No. 223”) (File Nos. 033-11387 and 811-04984)

Ladies and Gentlemen:
As principal underwriter for American Beacon Funds (“Trust”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of PEA No. 223 to the Trust’s registration statement on Form N-1A be accelerated to June 30, 2015.  The undersigned is aware of its obligations under the 1933 Act.
Very truly yours,

FORESIDE FUND SERVICES, LLC

By:	/s/ Nanette K. Chern
Nanette K. Chern, Vice President